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FOR IMMEDIATE RELEASE                                                 EXHIBIT 17
Contact: George Pasley
V. P. Communications
214-953-4510
Website:  prnewswire.com/gix


                   GLOBAL BOARD SETS 1999 ANNUAL MEETING DATE


DALLAS, TX (March 9, 1999) Global Industrial Technologies, Inc. (NYSE: GIX), a Dallas based manufacturing company, today announced that its Board of Directors has scheduled Global's 1999 annual meeting of stockholders to be held on May 28, 1999. Global's stockholders of record as of April 8, 1999, will be entitled to vote at the 1999 annual meeting.

In order to be considered for inclusion in Global's proxy statement and form of proxy for the 1999 annual meeting of stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the federal proxy rules must be received by Global at its principal office at 2121 San Jacinto Street, Suite 2500, Dallas, Texas 75201, Attn: Jeanette H. Quay, Vice President, General Counsel & Secretary, on or before March 26, 1999. In addition, pursuant to Global's certificate of incorporation and by-laws, any proposal for consideration at the 1999 annual meeting submitted by a stockholder outside the processes of Rule 14a-8 will be considered untimely unless it is received by Global at the above address on or before April 8, 1999, and is otherwise in compliance with the requirements set forth in Global's certificate of incorporation and by-laws.

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include forged flanges; undercarriage parts for track-mounted vehicles; modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; processing and recycling equipment.

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                  CERTAIN INFORMATION CONCERNING PARTICIPANTS
        Global Industrial Technologies, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitations of proxies against the proposals of WHX Corporation. The participants in this solicitation may include (ii) the directors of the Company: David H. Blake, Richard W. Vieser, Samuel B. Casey, Jr., Rawles Fulgham and Graham L. Adelman and (ii) the following executive officers and employees of the Company: Rawles Fulgham (Chairman and Chief Executive officer), Graham L. Adelman (President and Chief Operating Officer), Alfred L. Williams (Senior Vice President and Chief Financial Officer), Donna Reeves (Vice president and Controller), Jeanette H. Quay (Vice President, General Counsel and Secretary), James Alleman (Vice President-Human Resources), and George Pasley (Vice President-Communications). As of the date of this communication, none of the foregoing individually beneficially own in excess of .1% of the Company's common stock or in the aggregate in excess of 2% of the Company's common stock.
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